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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                  July 3, 2007
                Date of Report (Date of earliest event reported)


                            QUAKER FABRIC CORPORATION
             (Exact name of registrant as specified in its charter)



       Delaware                        1-7023                    04-1933106
(State of incorporation)        (Commission File Number)      (I.R.S. Employer
                                                             Identification No.)

941 Grinnell Street, Fall River, Massachusetts                         02721
  (Address of principal executive offices)                           (Zip Code)


        Registrant's telephone number, including area code      (508) 678-1951


         (Former name or former address, if changed since last report.)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial
Obligation or an Obligation under an Off-Balance Sheet Arrangement.

To the extent required by Item 2.04 of Form 8-K, the information contained or incorporated in Item 8.01 of this report is incorporated by reference in this
Item 2.04.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 2, 2007, the Company issued a press release to announce "that it likely will commence an orderly liquidation of its business and a sale of its assets." The ultimate costs associated with any such liquidation have not been determined. The Company anticipates that the process of quantifying these charges will continue over a period of the next several weeks.

At this time, the Company is unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item
2.05 of Form 8-K with respect to any such liquidiation activities. As permitted by Item 2.05 of Form 8-K, the Company will file an amendment to this report under Item 2.05 within four business days after the Company's determination of such estimates or range of estimates.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 3, 2007, the employment relationships of the following officers of the Company were terminated: Michael E. Costa, the Company's principal accounting officer; James A. Dulude, the Company's Vice President-Manufacturing; and Thomas Muzekari, the Company's Vice President-Sales.

Item 8.01 Other Events

On November 9, 2006, Quaker Fabric Corporation of Fall River ("Quaker"), a wholly-owned subsidiary of Quaker Fabric Corporation (the "Company"), entered into a $25.0 million amended and restated senior secured revolving credit agreement with Bank of America, N.A. (the "Bank") and two other lenders (the"2006 Revolving Credit Agreement"). Quaker's obligations to the revolving credit lenders are secured by all of the Company's assets, with a junior interest in Quaker's real estate and machinery and equipment. Simultaneously, Quaker entered into two (2) senior secured term loans in the aggregate amount of $24.6 million, with GB Merchant Partners, LLC ("GB") as Agent for the term loan lenders (the "2006 Term Loan Agreement"). The two term loans consist of a $12.5 million real estate loan and a $12.1 million equipment loan (the "Real Estate Term Loan" and the "Equipment Term Loan", respectively, and together, the "Term Loans"). The Term Loans are secured by all of the Company's assets, with a first priority security interest in the Company's machinery and equipment and real estate. The 2006 Revolving Credit Agreement and the 2006 Term Loan Agreement are together referred to in this report as the "2006 Loan Agreements" and loans made pursuant thereto are together referred to in this report as "Loans."

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On July 2, 2007, the Company issued a press release to announce that "the
Company has determined that it has not met the requirements for committed borrowings under its existing lending facilities and, as a result, any advances to the Company by its revolving lenders will only occur on a discretionary basis." The Company further announced "that it likely will commence an orderly liquidation of its business and a sale of its assets," and that "any such winding up and liquidation would not generate sufficient funds to permit any payment to holders of its common stock."

On July 3, 2007, both the Bank and GB provided the Company with "Notice of Defaults and Exercise of Remedies; Reservation of Rights" letters (the "Default Notices") alleging that events of default had arisen under the 2006 Loan Agreements because various representations and warranties made by the Company were not true at the time certain Loans were made and the aforementioned July 2, 2007 press release constituted an admission of the Company's inability to pay its debts when due. The effect of these Default Notices includes an increase in the interest rates on the 2006 Loan Agreements to the Default Rate, as defined in the 2006 Loan Agreements, which is 2% higher than the otherwise applicable interest rates in the Agreements. In addition, the Default Notice provided to the Company by the Bank includes a provision notifying the Company that the Lenders "have no further obligation or commitment to make additional Loans to the Borrower (Quaker). The decision to make any further Loans will be made in the sole discretion of the Lenders. The Administrative Agent expressly reserves the full extent of its rights and remedies under the Credit Agreement (the 2006 Revolving Credit Agreement) and applicable law (the `Reservation of Rights Clause')". The Default Notice from GB includes an identical Reservation of Rights Clause. Each of the Bank and GB have the right to demand immediate repayment of all amounts outstanding under the Loans upon the occurrence of the events of default described in the Default Notices. To date, neither the Bank nor GB has made any such demand.


As of July 3, 2007, there were $34.2 million of loans outstanding under the 2006 Loan Agreements, including $19.5 million of loans outstanding under the 2006 Term Loan and $14.7 million of loans outstanding under the 2006 Revolving Credit Agreement, including approximately $4.0 million of letters of credit outstanding.

Item 9.01 Financial Statements and Exhibits

(c)     Exhibits

99.1    Registrant's Press Release dated July 2, 2007

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      QUAKER FABRIC CORPORATION
                                      (Registrant)


Date: July 10, 2007                   By: /s/ Paul J. Kelly
                                          ------------------------------------
                                          Paul J. Kelly
                                          Vice President - Finance and Treasurer


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                                                                   EXHIBIT INDEX


99.1    Registrant's Press Release dated July 2, 2007


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